Exhibit 99.1

16020 Industrial Drive, Gaithersburg, Maryland 20877 USA	Phone: (301) 869-9800, Fax: (301) 208-3798

FOR IMMEDIATE RELEASE

CONTACTS:
George Migausky	Jonathan Fassberg (investors)	Paul Caminiti or Andrew Cole (media)
BioVeris Corporation	The Trout Group	Citigate Sard Verbinnen
(301) 869-9800, ext. 2013	(212) 477-9007, ext. 16	(212) 687-8080
BIOVERIS COMPLETES AGREEMENT WITH THE ROCKEFELLER UNIVERSITY
Secures Exclusive Rights to Unique Streptococcal A Vaccine Candidate
GAITHERSBURG, MD, September 6, 2005 - BioVeris Corporation (NASDAQ: BIOV) announced today that it has entered into a License Agreement with The Rockefeller University, a world-renowned center for research and graduate education in the biomedical sciences.
Under the Agreement, BioVeris receives an exclusive, worldwide license of patents and know-how to manufacture, use and commercialize a unique vaccine candidate for Group A Streptococcal (GAS) disease, including pharmaceutical, therapeutic, diagnostic and vaccine applications thereof. The Company paid an initial $150,000 license issue fee and may be required to make additional future payments for license maintenance and patent costs, and to pay certain milestone fees for initiating and completing human clinical trials and receiving regulatory approvals. The Company is also required to pay royalties on the sales of products covered by the Agreement.
GAS, also known as Streptococcus pyogenes, causes a range of diseases from mild to severe, in both children and adults. Most infections are mild or noninvasive, accounting for more than 10 million cases annually in the U.S., and primarily include strep throat (pharyngitis) and impetigo (skin infection). Industry analysts have estimated that the potential market for an effective GAS vaccine could exceed $1 billion annually.
Invasive disease from GAS occurs when the organism spreads to deeper areas of the body (e.g., blood, muscles, lungs, bones, spinal cord, and abdomen) and results in severe illness, which may include necrotizing fasciitis (flesh-eating bacteria) and Streptococcal Toxic Shock Syndrome (STSS). The Centers for Disease Control and Prevention estimates that approximately 11,000 cases of invasive disease occurred in the U.S. in 2003, which resulted in 1,700 deaths. While the overall mortality rate for invasive disease is between 10% and 13%, it increases to 25% for flesh-eating bacteria and to 45% for STSS, in spite of available antibiotics. There is currently no vaccine for this disease. The technology from Rockefeller University is based on the use of bacterial polysaccharide in a new vaccine to elicit protective antibodies, which should complement the already existing carbohydrate conjugate vaccine platform at BioVeris.

About The Rockefeller University
The Rockefeller University, a world-renowned center for research and graduate education in the biomedical sciences, was founded in 1901 by John D. Rockefeller as The Rockefeller Institute for Medical Research. Based in New York City, it was the first institution in the United States devoted solely to biomedical research—to understanding the underlying causes of disease. Renamed The Rockefeller University in 1965, today it is one of the foremost scientific research and educational centers in the world, associated with 23 Nobel Prize winners, as well as recipients of numerous other prestigious awards.
About BioVeris Corporation
BioVeris Corporation — America’s Biosecurity Company — is an integrated healthcare company developing proprietary technologies in diagnostics and vaccinology. The Company is dedicated to the commercialization of innovative products and services for biosecurity and for healthcare providers, their patients and their communities. BioVeris is headquartered in Gaithersburg, Maryland. More information about the Company can be found at www.bioveris.com.
This press release contains forward-looking statements within the meaning of the federal securities laws that relate to future events or BioVeris’ future performance. All statements in this press release that are not historical facts, including any statements about the agreement with The Rockefeller University or its potential impact on the Company or its business, financial commitments, market size or growth, and the utility or effectiveness of vaccine candidates are hereby identified as “forward-looking statements.” The words “may,” “should,” “will,” “expect,” “could,” “anticipate,” “believe,” “estimate,” “plan,” “intend” and similar expressions have been used to identify certain of the forward-looking statements. In this press release, BioVeris has based these forward-looking statements on management’s current expectations, estimates and projections and they are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including changes in general economic, business and industry conditions. The foregoing sets forth some, but not all, of the factors that could impact upon BioVeris’ ability to achieve results described in any forward-looking statements. A more complete description of the risks applicable to BioVeris is provided in the Company’s filings with the Securities and Exchange Commission (SEC) available at the SEC’s web site at www.sec.gov. Investors are cautioned not to place undue reliance on these forward-looking statements. Investors also should understand that it is not possible to predict or identify all risk factors and that neither this list nor the factors identified in BioVeris’ SEC filings should be considered a complete statement of all potential risks and uncertainties. BioVeris has no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release.
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